Exhibit 99.1

ACTIVISION BLIZZARD ANNOUNCES BETTER-THAN-EXPECTED

AND RECORD THIRD QUARTER 2016 FINANCIAL RESULTS

Company Increases CY 2016 Revenues and EPS Outlook

Record Third Quarter Revenues, Operating Income, EPS and Operating Cash Flow

Record Quarterly GAAP Digital Revenues of Over $1.3 Billion, Up 114% Year-over-Year

Company Had 482 Million Monthly Active Users, and More Than 10 Billion Hours of Play Time During the Third Quarter

Santa Monica, CA – November 3, 2016 – Activision Blizzard, Inc. (Nasdaq: ATVI) today announced better-than-expected financial results for the third quarter of 2016.

	Third Quarter
(in millions, except EPS)	2016	Prior Outlook*	2015
GAAP Net Revenues	$1,568	$1,490	$990
Impact of GAAP deferrals	$62	$45	$50

GAAP EPS	$0.26	$0.06	$0.17
Non-GAAP (redefined) EPS*	$0.49	$0.39	$0.20
Impact of GAAP deferrals	$0.03	$0.01	$0.01

* “Non-GAAP (redefined)” includes the net effect of revenue deferrals accounting treatment on certain of our online enabled products. Please refer to our July 29, 2016 call and materials for additional information.

For the quarter ended September 30, 2016, Activision Blizzard’s net revenues presented in accordance with Generally Accepted Accounting Principles (“GAAP”) were a third-quarter record $1.57 billion, as compared with $990 million for the third quarter of 2015, an increase of 58%. GAAP net revenues from digital channels were an all-time quarterly record of $1.34 billion, growing 18% quarter-over-quarter and 114% year-over-year. GAAP earnings per diluted share were a third-quarter record $0.26, as compared with $0.17 for the third quarter of 2015, an increase of 53%. On a non-GAAP (redefined) basis, the company’s earnings per diluted share were a third-quarter record $0.49, as compared with $0.20 for the third quarter of 2015, an increase of 145%.

The Activision and Blizzard segments had record combined third-quarter performance with $1.10B in net revenues, a 15% increase year-over-year, and $444M in operating income, a 78% increase year-over-year. Year-to-date, the combined segments generated record revenue of $2.83B, a 22% increase year-over-year, and record operating income of $1.05B, a 67% increase year-over-year.

Activision Blizzard Announces Q3 2016 Financial Results

Activision Blizzard generated a third-quarter record $456 million in operating cash flow for the quarter ended September 30, 2016. For the trailing twelve months ended September 30, 2016, operating cash flow totaled $2.36 billion, a 68% increase year-over-year.

Please refer to the tables at the back of this press release for a reconciliation of the company’s GAAP and non-GAAP (redefined) results.

Bobby Kotick, Chief Executive Officer of Activision Blizzard, said, “This quarter we again over-performed our plan, delivering record third-quarter revenues of $1.57 billion, up almost 60% and earnings per share of $0.49, more than doubling year-over-year on a non-GAAP basis (as redefined).”

Kotick added, “We continue to see enthusiasm from our global audiences for our key franchises including Call of Duty, Destiny, Candy Crush and World of Warcraft, plus our newest franchise – Overwatch, which after only about four months had already reached over 20 million players and has incredible player engagement. Looking forward, we expect continued momentum from all of our growth strategies, especially our esports initiatives and our integration of in-game advertising.”

Selected Business Highlights:

Audience Reach

•                 Activision Blizzard had 482 million Monthly Active Users (MAUs)A in the quarter.

•                 Blizzard had the biggest quarterly online player community in its history, with 42 million MAUsA, up 25% quarter-over-quarter and 50% year-over-year. This reflects the continued success of Overwatch® and the launch of World of Warcraft®: Legion™. Blizzard has more than doubled its MAUsA in just two years.

•                 On August 30, 2016, Blizzard launched World of Warcraft: Legion, which sold-through 3.3 million copies on day one, matching all-time records achieved by previous expansions, and ranking amongst the fastest-selling PC games ever. The new expansion grew franchise MAUsA by nearly 30% quarter-over-quarter.

•                 Overwatch became Blizzard’s fastest game ever to reach over 20 million players globally, with a roughly even player base split between east and west. Overwatch also held the number one position in share of play time in Korean Internet Game Rooms from launch all the way through the third-quarter.1

•                 Blizzard’s Hearthstone®: Heroes of Warcraft™ had record quarterly MAUsA, which grew a double-digit percentage year-over-year.

•                 Activision had the biggest third quarter online player community in its history with 46 million MAUsA. Over the last two years, Activision has grown its MAUsA by 18%. Activision continues to

Activision Blizzard Announces Q3 2016 Financial Results

have four of the top ten games on current-generation consoles life-to-date, including Call of Duty®: Black Ops III at No. 1.2 The Call of Duty franchise reached record third quarter MAUsA.

•                 On September 20, 2016, Activision and Bungie released Rise of Iron, a large new expansion for the Destiny universe. The expansion included fresh new content in the form of a new location, a new Raid, a new Strike, additional quests, gear, and a new game mode, which drove an increase in MAUsA quarter-over-quarter.

•                 King MAUsA of 394 million were down slightly this quarter. King had three of the top-20-grossing titles in the U.S. mobile app stores for the eleventh quarter in a row.3

Deep Engagement

•                 Activision Blizzard’s compelling in-game experiences drove over 10 billion hours of play time during the third-quarter.

•                 Blizzard had all-time engagement records with record weekly and daily active users, unique users and play time, driven by an expanding player base and strong engagement across a number of franchises.

•                 In September, Blizzard released the World of Warcraft: Legion Companion App, and for the first time ever, players can engage with select in-game activities and continue gameplay even when away from their PCs. Millions of players have already used the app and are logging in an average of 4 to 5 times every day.

•                 King’s time spent per MAUA was up year-over-year.

•                 Activision Blizzard’s esports network, Major League Gaming, in partnership with Facebook, recorded about 50 million views, growing 67% quarter-over-quarter4. At peak, a record 11 million users were reached in a single day4.

•                 From September 2 through 4, 2016, Activision hosted Call of Duty XP, its largest fan event ever which included the culmination of the Call of Duty World League Championship, presented by PlayStation® 4. More than 1,000 teams participated in the Call of Duty World League during the 2016 season, which recorded 121 million views.

Player Investment

•                 Activision Blizzard GAAP revenues from in-game content reached records of nearly $1 billion this quarter.

•                 Blizzard’s World of Warcraft: Legion expansion drove record monthly participation in value-added services.

•                 Summer Games content for Blizzard’s Overwatch drove record engagement and participation in in-game customization items.

Activision Blizzard Announces Q3 2016 Financial Results

•                 On August 11th, 2016, Blizzard launched One Night in Karazhan™, a new Adventure for Hearthstone: Heroes of Warcraft, which performed even better than its predecessor.

•                 King’s overall mobile gross bookingsB and average revenue per paying user increased year-over-year. In addition, gross bookingsB for King’s Candy Crush™ franchise grew year-over-year, and King’s Farm Heroes™ franchise increased mobile gross bookingsB quarter-over-quarter and year-over-year.

•                 Activision’s Call of Duty continues to deliver record performance. The number of in-game content purchasers in Call of Duty more than doubled year-to-date and, along with robust participation in Season Pass and a-la-carte map packs, drove an increase in average revenue per user as well.

Company Outlook:

•                 On October 5, 2016, Activision launched the Call of Duty: Modern Warfare® Remastered campaign mode for pre-purchasers of Legacy or Digital Deluxe Editions on PlayStation 4 console systems 30 days in advance of the broader launch. On November 4, 2016, Activision is expected to launch the highly anticipated Call of Duty: Infinite Warfare™.

•                 On October 11, 2016, Blizzard launched its Halloween Terror event for Overwatch. The event included Overwatch’s first-ever player versus environment game mode and a variety of new Halloween-themed customization items. The event drove even higher engagement and participation than the Summer Games event.

•                 On October 12, 2016, King launched Shuffle Cats™, a free-to-play live multiplayer card game set in the 1920s. The title is available on the Apple App Store, Google Play, and Facebook.

•                 On October 16, 2016, Activision released Skylanders®: Imaginators, and for the first time in toys-to-life history, fans are able to create their own digital Skylanders from scratch. On October 28, 2016, Activision Blizzard Studios, in partnership with Netflix, debuted Skylanders™ Academy, a new TV series celebrating the beloved kids franchise.

•                 On October 18, 2016, CBS, in collaboration with King and Lionsgate Television, announced Candy Crush, a new one-hour live action game show, based on the world-renowned mobile franchise.

•     Blizzard’s tenth BlizzCon® will be returning to the Anaheim Convention Center this Friday, November 4, and Saturday, November 5. Thousands of tickets again sold out in a matter of minutes, but millions more will be able to join through live-streaming or virtual tickets. BlizzCon will feature a number of events including the finals of several Blizzard esports tournaments, with global champions across a number of franchises crowned.

Activision Blizzard Announces Q3 2016 Financial Results

•                 From December 16 through December 18, 2016, Major League Gaming will host its first MLG Vegas event, an esports and digital culture festival at the Mandalay Bay in Las Vegas. The 3 day event will feature the first competition of the Call of Duty World League 2017 and an Overwatch Invitational.

•     Based on its year-to-date results, Activision Blizzard is raising its full-year net revenues and earnings per share outlook. The company’s fourth-quarter and full-year net revenues and earnings per share outlook are as follows:

(in millions, except EPS)	GAAP Outlook	Non-GAAP Outlook (redefined)	Impact of GAAP deferralsC

CY 2016
Net Revenues	$6,450	$6,450	$75
EPS	$0.98	$1.92	$0.10
Fully Diluted Shares*	762	762

Q4 2016
Net Revenues	$1,856	$1,856	$522
EPS	$0.05	$0.40	$0.34
Fully Diluted Shares*	765	765

* Fully diluted weighted average shares include participating securities and dilutive options on a weighted average basis.

As referenced on our July 29, 2016 call, if you would like to calculate Non-GAAP metrics as previously defined, in order to do year-over-year comparisons, you would add the impact of GAAP deferrals to the Non-GAAP (redefined) metrics.

Currency Assumptions for 2016 Outlook:

•                 $1.09 USD/Euro for current outlook (vs. average of $1.11 for 2015 and $1.33 for 2014)

•                 $1.22 USD/British Pound Sterling for current outlook (vs. average of $1.53 for 2015 and $1.65 for 2014)

Debt Repayment

In the quarter ended September 30, 2016, we made repayments to reduce our total outstanding term loans by $185 million. This brings our total prepayments in 2016 to $1.5 billion.

Activision Blizzard Announces Q3 2016 Financial Results

Conference Call

Today at 4:30 p.m. EDT, Activision Blizzard’s management will host a conference call and Webcast to discuss the company’s results for the quarter ended September 30, 2016 and management’s outlook for the remainder of the calendar year. The company welcomes all members of the financial and media communities and other interested parties to visit the “Investor Relations” area of www.activisionblizzard.com to listen to the conference call via live Webcast or to listen to the call live by dialing into 888-395-3239 in the U.S. with passcode 5137988.

About Activision Blizzard

Activision Blizzard, Inc., a member of the S&P 500, is the world’s most successful standalone interactive entertainment company. We delight nearly 500 million monthly active users around the world through franchises including Activision’s Call of Duty®, Destiny and Skylanders®, Blizzard Entertainment’s World of Warcraft®, StarCraft®, Diablo®, Hearthstone®: Heroes of Warcraft™ and Overwatch®, and King’s Candy Crush™, Bubble Witch™, Pet Rescue™ and Farm Heroes™. The company is one of the Fortune “100 Best Companies To Work For®”. Headquartered in Santa Monica, California, Activision Blizzard has operations throughout the world, and its games are played in 196 countries. More information about Activision Blizzard and its products can be found on the company’s website, www.activisionblizzard.com.

1 Gametrics.com

2 Based on data from the NPD Group and GfK Chart-Track

3 U.S. ranking for Apple App Store and Google Play Store combined, per App Annie Intelligence for third quarter 2016

4 Per MLGPRO Facebook Insights Portal

A Monthly Active User (“MAU”) Definition: We monitor MAUs as a key measure of the overall size of our user base and their regular engagement with our portfolio of games. MAUs are the number of individuals who played a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who plays two of our games would be counted as two users. In addition, due to technical limitations with respect to Activision Publishing and King MAUs, an individual who plays the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard MAUs, an individual who plays the same game on two platforms or devices in the relevant period would generally be counted as a single user.

B Gross bookings is an operating metric that represents the total cash spent by players in the period for the purchase of virtual items. King uses gross bookings to evaluate its results of operations, generate future operating plans and assess performance. Gross bookings is the total price paid by players, which includes indirect taxes (sales tax or value added tax etc.), platform providers fees, and King’s share of revenues.

C Net effect of accounting treatment from revenue deferrals on certain of our online enabled products. Some of our games’ online functionality represents an essential component of gameplay and, as a result, a more-than-inconsequential separate deliverable. As a result, we recognize revenues attributed to these game titles over their estimated service periods, which is generally less than a year. The related cost of revenues is deferred and recognized as an expense as the related revenues are recognized. Impact from changes in deferrals refers to the net effect from revenue deferrals accounting treatment for the purposes of revenues, and together with the related cost of revenues deferrals treatment and the related tax impacts for the purposes of EPS. Internally, management excludes the impact of this change in deferred revenues and related cost of revenues when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Management believes this is appropriate because doing so enables an analysis of performance based on the timing of actual transactions with our customers. In addition, management believes excluding the change in deferred revenues and the related cost of revenues provides a much more timely indication of trends in our operating results.

Non-GAAP (as previously defined) and Non-GAAP (redefined) Financial Measures: In accordance with the updated Compliance and Disclosure Interpretations issued by the SEC staff on May 17, 2016, we reported our third quarter of 2016 results, and provided our outlook, using GAAP and non-GAAP (redefined). We have historically provided Non-GAAP (as previously defined) financial measures. The only difference between the two measures is the inclusion (Non-GAAP (redefined)) or exclusion (Non-GAAP (as previously defined)) of the impact from revenue deferrals accounting treatment on certain of our online enabled products. Please see materials from July 29, 2016 call for further details.

Non-GAAP (redefined) Financial Measures: As a supplement to our financial measures presented in accordance with Generally Accepted Accounting Principles (“GAAP”), Activision Blizzard presents certain non-GAAP measures of financial performance. These non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or as more important than, the financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the items associated with the company’s results of

Activision Blizzard Announces Q3 2016 Financial Results

operations as determined in accordance with GAAP.

Activision Blizzard provides net income (loss), earnings (loss) per share and operating margin data and guidance both including (in accordance with GAAP) and excluding (non-GAAP) certain items. When relevant, the company also provides constant FX information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. In addition, Activision Blizzard provides EBITDA (defined as GAAP net income (loss) before interest (income) expense, income taxes, depreciation and amortization) and adjusted EBITDA (defined as non-GAAP operating margin (see non-GAAP financial measure below) before depreciation).  The non-GAAP financial measures exclude the following items, as applicable in any given reporting period and our outlook:

•                  expenses related to stock-based compensation;

•                  the amortization of intangibles from purchase price accounting;

•                  fees and other expenses related to the King acquisition, inclusive of related debt financings, and future refinancing of long-term debt, including penalties and the write off of unamortized discount and deferred financing costs; and

•                  the income tax adjustments associated with any of the above items. Tax impact on Non-GAAP (redefined) pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

In the future, Activision Blizzard may also consider whether other items should also be excluded in calculating the non-GAAP financial measures used by the company. Management believes that the presentation of these non-GAAP financial measures provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance. In particular, the measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of Activision Blizzard by excluding certain items that may not be indicative of the company’s core business, operating results or future outlook. Internally, management uses these non-GAAP financial measures, along with others, in assessing the company’s operating results, and measuring compliance with the requirements of the company’s debt financing agreements, as well as in planning and forecasting.

Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and the terms non-GAAP net income, non-GAAP earnings per share, non-GAAP operating margin, and non-GAAP or adjusted EBITDA do not have a standardized meaning. Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.

Management compensates for the limitations resulting from the exclusion of these items by considering the impact of the items separately and by considering Activision Blizzard’s GAAP, as well as non-GAAP, results and outlook, and by presenting the most comparable GAAP measures directly ahead of non-GAAP measures, and by providing a reconciliation that indicates and describes the adjustments made.

Cautionary Note Regarding Forward-looking Statements: The statements contained in this press release that are not historical facts are forward-looking statements, including, but not limited to, statements about (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow or other financial items; (2) statements of our plans and objectives, including those related to releases of products and services; (3) statements of future financial or operating performance; (4) statements relating to the acquisition of King and expected impact of that transaction, including without limitation, the expected impact on Activision Blizzard, Inc.’s future financial results; and (5) statements of assumptions underlying such statements. The company generally uses words such as “outlook,” “forecast,” “will,” “could,” “should,” “would,” “to be,” “plan,” “plans,” “believes,” “may,” “might,” “expects,” “intends,” “intends as,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming” and other similar expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risk, reflect management’s current expectations, estimates and projections about our business, and are inherently uncertain and difficult to predict.

The company cautions that a number of important factors could cause Activision Blizzard’s actual future results and other future circumstances to differ materially from those expressed in any forward looking statements. Such factors include, but

Activision Blizzard Announces Q3 2016 Financial Results

are not limited to: uncertainties as to whether and when Activision Blizzard will be able to realize the anticipated financial benefits from the acquisition of King; the integration of King being more difficult, time-consuming or costly than expected; the diversion of management time and attention to issues relating to the operations and integration of King and Major League Gaming; sales levels of Activision Blizzard’s titles, products and services; concentration of revenue among a small number of titles; Activision Blizzard’s ability to predict consumer preferences, including interest in specific genres, and preferences among hardware platforms; the amount of our debt and the limitations imposed by the covenants in the agreements governing our debt; adoption rate and availability of new hardware (including peripherals) and related software; counterparty risks relating to customers, licensees, licensors and manufacturers; maintenance of relationships with key personnel, customers, financing providers, licensees, licensors, manufacturers, vendors, and third-party developers, including the ability to attract, retain and develop key personnel and developers that can create high-quality titles, products and services; risks relating to the expansion into new businesses, including the potential impact on our existing businesses; changing business models within the video game industry, including digital delivery of content and the increased prevalence of free-to-play games; product delays or defects; competition, including from used games and other forms of entertainment; rapid changes in technology and industry standards; possible declines in software pricing; product returns and price protection; the identification of suitable future acquisition opportunities and potential challenges associated with geographic expansion; the seasonal and cyclical nature of the interactive entertainment market; the outcome of current or future tax disputes; litigation risks and associated costs; protection of proprietary rights; shifts in consumer spending trends; capital market risks; applicable regulations; domestic and international economic, financial and political conditions and policies; tax rates and foreign exchange rates; the impact of the current macroeconomic environment; and the other factors identified in “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015.

The forward-looking statements in this press release are based on information available to the company at this time and we assume no obligation to update any such forward-looking statements. Although these forward-looking statements are believed to be true when made, they may ultimately prove to be incorrect. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

###

(Tables to Follow)

For Information Contact:

Colin Roussil	Mary Osako
Sr. Director, Investor Relations	SVP, Global Communications
(424) 272-3164	(424) 322-5166
Colin.Roussil@Activision.com	Mary.Osako@Activision.com

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	1
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net revenues
Product sales	$355	$425	$1,501	$1,736
Subscription, licensing and other revenues[1]	1,213	565	3,093	1,576
Net revenues	1,568	990	4,594	3,312

Costs and expenses
Cost of revenues - product sales:
Product costs	111	179	429	528
Software royalties, amortization, and intellectual property licenses	42	62	250	273
Cost of revenues - subscription, licensing, and other:
Game operations and distribution costs	237	71	620	192
Software royalties, amortization, and intellectual property licenses	139	25	319	54
Product development	249	159	673	453
Sales and marketing	340	189	830	445
General and administrative	156	109	486	297
Total costs and expenses	1,274	794	3,607	2,242

Operating income	294	196	987	1,070

Interest and other expense (income), net	63	51	181	151

Income before income tax expense	231	145	806	919

Income tax expense	32	18	93	186

Net income	$199	$127	$713	$733

Basic earnings per common share [2]	$0.27	$0.17	$0.96	$0.99
Weighted average common shares outstanding	742	730	739	727

Diluted earnings per common share [2]	$0.26	$0.17	$0.94	$0.98
Weighted average common shares outstanding assuming dilution	756	739	753	736

1                    Subscription, licensing and other revenues represent revenues from World of Warcraft subscriptions, licensing royalties from our products and franchises, value-added services, downloadable content, microtransactions, and other miscellaneous revenues.

2                    The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. We had, on a weighted-average basis, participating securities of approximately 2 million and 3 million for the three and nine months ended September 30, 2016 respectively, and 8 million and 9 million for the three and nine months ended September 30, 2015 respectively.  For the three and nine months ended September 30, 2016, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate earnings per common share, assuming dilution, was $198 million and $709 million, respectively, as compared to total net income of $199 million and $713 million, respectively, for the same period. For the three and nine months ended September 30, 2015, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate earnings per common share, assuming dilution, was $125 million and $723 million, respectively, as compared to total net income of $127 million and $733 million, respectively, for the same period.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	2
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in millions)

	September 30, 2016	December 31, 2015

Assets
Current assets
Cash and cash equivalents	$4,029	$1,823
Accounts receivable, net	446	679
Inventories, net	131	128
Software development	414	336
Other current assets	314	421
Total current assets	5,334	3,387
Cash in escrow	—	3,561
Software development	64	80
Property and equipment, net	258	189
Deferred income taxes, net	485	275
Other assets	382	177
Intangible assets, net	2,070	482
Goodwill	9,787	7,095
Total assets	$18,380	$15,246

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$211	$284
Deferred revenues	1,320	1,702
Accrued expenses and other liabilities	689	625
Current portion of long-term debt, net	1,481	—
Total current liabilities	3,701	2,611
Long-term debt, net	4,881	4,074
Deferred income taxes, net	43	10
Other liabilities	937	483
Total liabilities	9,562	7,178

Shareholders’ equity
Common stock	—	—
Additional paid-in capital	10,427	10,242
Treasury stock	(5,572)	(5,637)
Retained earnings	4,616	4,096
Accumulated other comprehensive loss	(653)	(633)
Total shareholders’ equity	8,818	8,068
Total liabilities and shareholders’ equity	$18,380	$15,246

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES (Amounts in millions, except per share data)	3

Three Months Ended September 30, 2016	Net Revenues	Cost of Revenues - Product Sales: Product Costs	Cost of Revenues - Product Sales: Software Royalties and Amortization	Cost of Revenues - Subs/Lic/Other: Game Operations and Distribution Costs	Cost of Revenues - Subs/Lic/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$1,568	$111	$42	$237	$139	$249	$340	$156	$1,274
Stock-based compensation[1]	—	—	(2)	—	(1)	(11)	(5)	(14)	(33)
Amortization of intangible assets[2]	—	—	(1)	—	(129)	—	(78)	(3)	(211)
Fees and other expenses related to acquisitions[3]	—	—	—	—	—	—	—	(4)	(4)
Non-GAAP (redefined) Measurement	$1,568	$111	$39	$237	$9	$238	$257	$135	$1,026

Net effect of deferred revenues and related cost of revenues[4]	$62	$(16)	$28	$5	$12	$—	$—	$—	$29

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$294	$199	$0.27	$0.26
Stock-based compensation[1]	33	33	0.04	0.04
Amortization of intangible assets[2]	211	211	0.28	0.28
Fees and other expenses related to acquisitions[3]	4	6	0.01	0.01
Loss on extinguishment of debt[5]	—	10	0.01	0.01
Income tax impacts from items above[6]	—	(88)	(0.12)	(0.12)
Non-GAAP (redefined) Measurement	$542	$371	$0.50	$0.49

Net effect of deferred revenues and related cost of revenues[4]	$33	$26	$0.03	$0.03

1                     Includes expenses related to stock-based compensation.

2                     Reflects amortization of intangible assets from purchase price accounting.

3                     Reflects fees and other expenses related to the acquisition of King Digital Entertainment (“King Acquisition”), inclusive of related debt financings and integration costs.

4                     Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effects of taxes.

5                     Reflects the loss on extinguishment of debt.

6                     Reflects the income tax impact associated with the above items. Tax impact on non-GAAP (redefined) pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP (redefined) earnings per share information is presented as calculated.  The sum of these measures, as presented, may differ due to the impact of rounding.

The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. For the three months ended September 30, 2016, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (redefined) earnings per common share, assuming dilution, was $370 million, as compared to total net income of $371 million, for the same period.

For purposes of calculating earnings per share, we had, on a weighted-average basis, common shares outstanding of 742 million, participating securities of approximately 2 million, and dilutive shares of 14 million during the three months ended September 30, 2016.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES (Amounts in millions, except per share data)	4

Nine Months Ended September 30, 2016	Net Revenues	Cost of Revenues - Product Sales: Product Costs	Cost of Revenues - Product Sales: Software Royalties and Amortization	Cost of Revenues - Subs/Lic/Other: Game Operations and Distribution Costs	Cost of Revenues - Subs/Lic/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$4,594	$429	$250	$620	$319	$673	$830	$486	$3,607
Stock-based compensation[1]	—	—	(16)	—	(1)	(34)	(12)	(55)	(118)
Amortization of intangible assets[2]	—	—	(2)	(2)	(297)	—	(188)	(6)	(495)
Fees and other expenses related to acquisitions[3]	—	—	—	—	—	—	—	(43)	(43)
Non-GAAP (redefined) Measurement	$4,594	$429	$232	$618	$21	$639	$630	$382	$2,951

Net effect of deferred revenues and related cost of revenues[4]	$(447)	$(143)	$(96)	$8	$12	$—	$—	$—	$(219)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$987	$713	$0.96	$0.94
Stock-based compensation[1]	118	118	0.16	0.16
Amortization of intangible assets[2]	495	495	0.67	0.65
Fees and other expenses related to acquisitions[3]	43	48	0.06	0.06
Loss on extinguishment of debt[5]	—	10	0.01	0.01
Income tax impacts from items above[6]	—	(230)	(0.31)	(0.30)
Non-GAAP (redefined) Measurement	$1,643	$1,154	$1.55	$1.52

Net effect of deferred revenues and related cost of revenues[4]	$(228)	$(180)	$(0.24)	$(0.23)

1                     Includes expenses related to stock-based compensation.

2                     Reflects amortization of intangible assets from purchase price accounting.

3                     Reflects fees and other expenses related to the acquisition of King Digital Entertainment (“King Acquisition”), inclusive of related debt financings and integration costs.

4                     Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effects of taxes.

5                     Reflects the loss on extinguishment of debt.

6                     Reflects the income tax impact associated with the above items. Tax impact on non-GAAP (redefined) pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP (redefined) earnings per share information is presented as calculated.  The sum of these measures, as presented, may differ due to the impact of rounding.

The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. For the nine months ended September 30, 2016, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (redefined) earnings per common share, assuming dilution, was $1,148 million, as compared to total net income of $1,154 million, for the same period.

For purposes of calculating earnings per share, we had, on a weighted-average basis, common shares outstanding of 739 million, participating securities of approximately 3 million, and dilutive shares of 14 million during the nine months ended September 30, 2016.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES (Amounts in millions, except per share data)	5

Three Months Ended September 30, 2015	Net Revenues	Cost of Revenues - Product Sales: Product Costs	Cost of Revenues - Product Sales: Software Royalties and Amortization	Cost of Revenues - Subs/Lic/Other: Game Operations and Distribution Costs	Cost of Revenues - Subs/Lic/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$990	$179	$62	$71	$25	$159	$189	$109	$794
Stock-based compensation[1]	—	—	(3)	—	(2)	(6)	(2)	(15)	(28)
Amortization of intangible assets[2]	—	—	(1)	—	—	—	—	—	(1)
Non-GAAP (redefined) Measurement	$990	$179	$58	$71	$23	$153	$187	$94	$765

Net effect of deferred revenues and related cost of revenues[3]	$50	$(4)	$36	$10	$(18)	$—	$—	$—	$24

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$196	$127	$0.17	$0.17
Stock-based compensation[1]	28	28	0.04	0.04
Amortization of intangible assets[2]	1	1	—	—
Income tax impacts from items above[4]	—	(9)	(0.01)	(0.01)
Non-GAAP (redefined ) Measurement	$225	$147	$0.20	$0.20

Net effect of deferred revenues and related cost of revenues[3]	$26	$11	$0.01	$0.01

[1]	Includes expenses related to stock-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]

Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effects of taxes.

[4]

Reflects the income tax impact associated with the above items. Tax impact on non-GAAP (redefined) pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP (redefined) earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. For the three months ended September 30, 2015, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (redefined) earnings per common share, assuming dilution, was $146 million, as compared to total net income of $147 million, for the same period.

For purposes of calculating earnings per share, we had, on a weighted-average basis, common shares outstanding of 730 million, participating securities of approximately 8 million, and dilutive shares of 9 million during the three months ended September 30, 2015.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES (Amounts in millions, except per share data)	6

Nine Months Ended September 30, 2015	Net Revenues	Cost of Revenues - Product Sales: Product Costs	Cost of Revenues - Product Sales: Software Royalties and Amortization	Cost of Revenues - Subs/Lic/Other: Game Operations and Distribution Costs	Cost of Revenues - Subs/Lic/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$3,312	$528	$273	$192	$54	$453	$445	$297	$2,242
Stock-based compensation[1]	—	—	(7)	—	(3)	(20)	(7)	(33)	(70)
Amortization of intangible assets[2]	—	—	(4)	—	—	—	—	—	(4)
Non-GAAP (redefined) Measurement	$3,312	$528	$262	$192	$51	$433	$438	$264	$2,168

Net effect of deferred revenues and related cost of revenues[3]	$(809)	$(181)	$(137)	$17	$9	$—	$—	$—	$(292)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$1,070	$733	$0.99	$0.98
Stock-based compensation[1]	70	70	0.10	0.09
Amortization of intangible assets[2]	4	4	0.01	0.01
Income tax impacts from items above[4]	—	(21)	(0.03)	(0.03)
Non-GAAP (redefined ) Measurement	$1,144	$786	$1.07	$1.05

Net effect of deferred revenues and related cost of revenues[3]	$(517)	$(419)	$(0.57)	$(0.56)

[1]	Includes expenses related to stock-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]

Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effects of taxes.

[4]

Reflects the income tax impact associated with the above items. Tax impact on non-GAAP (redefined) pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP (redefined) earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. For the nine months ended September 30, 2015, net income attributable to Activision Blizzard, Inc. common shareholders used to calculate non-GAAP (redefined) earnings per common share, assuming dilution, was $776 million, as compared to total net income of $786 million, for the same period.

For purposes of calculating earnings per share, we had, on a weighted-average basis, common shares outstanding of 727 million, participating securities of approximately 9 million, and dilutive shares of 9 million during the nine months ended September 30, 2015.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	7

FINANCIAL INFORMATION

For the Three and Nine Months Ended September 30, 2016 and 2015

(Amounts in millions)

	Three Months Ended
	September 30, 2016		September 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Distribution Channel
Digital online channels[2]	$1,344	86%	$629	64%	$715	114%
Retail channels	157	10	281	28	(124)	(44)
Other[3]	67	4	80	8	(13)	(16)
Total consolidated net revenues	$1,568	100%	$990	$100%	$578	58

Change in deferred revenues[4]
Digital online channels[2]	$158		$68
Retail channels	(96)		(18)
Total changes in deferred revenues	$62		$50

	Nine Months Ended
	September 30, 2016		September 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Distribution Channel
Digital online channels[2]	$3,412	74%	$1,779	54%	$1,633	92%
Retail channels	1,013	22	1,344	41	(331)	(25)
Other[3]	169	4	189	6	(20)	(11)
Total consolidated net revenues	$4,594	100%	$3,312	100%	$1,282	39

Change in deferred revenues[4]
Digital online channels[2]	$288		$67
Retail channels	(735)		(876)
Total changes in deferred revenues	$(447)		$(809)

1       The percentages of total are presented as calculated. Therefore the sum of these percentages, as presented, may differ due to the impact of rounding.

2       Net revenues from digital online channels represent revenues from digitally distributed subscriptions, licensing royalties, value-added services, downloadable content, microtransactions, and products.

3       Net revenues from Other include revenues from our Major League Gaming, studios, and distribution businesses.

4       Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	8

FINANCIAL INFORMATION

For the Three and Nine Months Ended September 30, 2016 and 2015

(Amounts in millions)

	Three Months Ended
	September 30, 2016		September 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Platform
Console	$452	29%	$420	42%	$32	8%
PC2	609	39	359	36	250	70
Mobile and ancillary[3]	440	28	131	13	309	NM
Other[4]	67	4	80	8	(13)	(16)
Total consolidated net revenues	$1,568	100%	$990	100%	$578	58

Change in deferred revenues[5]
Console	$(35)		$80
PC2	82		(36)
Mobile and ancillary[3]	15		6
Total changes in deferred revenues	$62		$50

	Nine Months Ended
	September 30, 2016		September 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Platform
Console	$1,867	41%	$1,737	52%	$130	7%
PC2	1,421	31	1,114	34	307	28
Mobile and ancillary[3]	1,137	25	272	8	865	NM
Other[4]	169	4	189	6	(20)	(11)
Total consolidated net revenues	$4,594	100%	$3,312	100%	$1,282	39

Change in deferred revenues[5]
Console	$(683)		$(728)
PC2	202		(113)
Mobile and ancillary[3]	34		32
Total changes in deferred revenues	$(447)		$(809)

[1]	The percentages of total are presented as calculated. Therefore the sum of these percentages, as presented, may differ due to the impact of rounding.
[2]	Net revenues from PC include revenues that were historically shown as Online.
[3]

Net revenues from mobile and ancillary include revenues from handheld, mobile and tablet devices, as well as non-platform specific game related revenues such as standalone sales of toys and accessories from the Skylanders franchise and other physical merchandise and accessories.

[4]	Net revenues from Other include revenues from our Major League Gaming, studios, and distribution businesses.
[5]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	9
FINANCIAL INFORMATION

For the Three and Nine Months Ended September 30, 2016 and 2015

(Amounts in millions)

	Three Months Ended
	September 30, 2016		September 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Geographic Region
Americas	$796	51%	$495	50%	$301	61%
EMEA[2]	499	32	367	37	132	36
Asia Pacific	273	17	128	13	145	113
Total consolidated GAAP net revenues	$1,568	100%	$990	100%	$578	58

Change in deferred revenues[3]
Americas	$14		$45
EMEA[2]	34		11
Asia Pacific	14		(6)
Total changes in net revenues	$62		$50

	Nine Months Ended
	September 30, 2016		September 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Geographic Region
Americas	$2,411	52%	$1,750	53%	$661	38%
EMEA[2]	1,528	33	1,219	37	309	25
Asia Pacific	655	14	343	10	312	91
Total consolidated GAAP net revenues	$4,594	100%	$3,312	100%	$1,282	39

Change in deferred revenues[3]
Americas	$(308)		$(502)
EMEA[2]	(175)		(298)
Asia Pacific	36		(9)
Total changes in net revenues	$(447)		$(809)

1                    The percentages of total are presented as calculated. Therefore the sum of these percentages, as presented, may differ due to the impact of rounding.

2                    EMEA consists of the Europe, Middle East, and Africa geographic regions.

3                    Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	10
FINANCIAL INFORMATION

For the Three and Nine Months Ended September 30, 2016 and 2015
(Amounts in millions)

	Three Months Ended
	September 30, 2016		September 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Segment net revenues:
Activision[2]	$377	24%	$591	62%	$(214)	(36)%
Blizzard[3]	727	47	369	38	358	97
King[4]	459	29	—	—	459	NM
Reportable segments total	1,563	100%	960	100%	603	63
Reconciliation to consolidated net revenues:
Other segments[5]	67		80
Net effect from deferral of net revenues[6]	(62)		(50)
Consolidated net revenues	$1,568		$990		$578	58%

Segment income (loss) from operations:
Activision[2]	$123		$122		$1	1%
Blizzard[3]	321		128		193	151
King[4]	138		—		138	NM
Reportable segments total	582		250		332	133
Reconciliation to consolidated operating income and consolidated income before income tax expense
Other segments[5]	(7)		1
Net effect from certain revenues deferrals accounting treatment[6]	(33)		(26)
Stock-based compensation expense	(33)		(28)
Amortization of intangible assets	(211)		(1)
Fees and other expenses related to acquisitions[7]	(4)		—
Consolidated operating income	294		196		98	50
Interest and other expense (income), net	63		51
Consolidated income before income tax expense	$231		$145		$86	59%

Operating margin from total reportable segments	37.2%		26.0%

	Nine Months Ended
	September 30, 2016		September 30, 2015		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Segment net revenues:
Activision[2]	$1,069	27%	$1,208	52%	$(139)	(12)%
Blizzard[3]	1,760	44	1,106	48	654	59
King[4]	1,149	29	—	—	1,149	NM
Reportable segments total	3,978	100%	2,314	100%	1,664	72
Reconciliation to consolidated net revenues:
Other segments[5]	169		189
Net effect from deferral of net revenues[6]	447		809
Consolidated net revenues	$4,594		$3,312		$1,282	39%

Segment income (loss) from operations:
Activision[2]	$309		$244		$65	27%
Blizzard[3]	740		383		357	93
King[4]	381		—		381	NM
Reportable segments total	1,430		627		803	128
Reconciliation to consolidated operating income and consolidated income before income tax expense
Other segments[5]	(15)		—
Net effect from certain revenues deferrals accounting treatment[6]	228		517
Stock-based compensation expense	(118)		(70)
Amortization of intangible assets	(495)		(4)
Fees and other expenses related to acquisitions[7]	(43)		—
Consolidated operating income	987		1,070		(83)	(8)
Interest and other expense (income), net	181		151
Consolidated income before income tax expense	$806		$919		$(113)	(12)%

Operating margin from total reportable segments	35.9%		27.1%

1                     The percentages of total are presented as calculated. Therefore the sum of these percentages, as presented, may differ due to the impact of rounding.

2                     Activision Publishing (“Activision”) — publishes interactive entertainment products and content.

3                     Blizzard Entertainment, Inc. (“Blizzard”) — publishes interactive entertainment products and online subscription-based games.

4                     King Digital Entertainment plc (“King”) — publishes interactive mobile entertainment products.

5                     Other includes other income and expenses from operating segments managed outside the reportable segments, including our Major League Gaming, studios, and distribution businesses. Other also includes unallocated corporate income and expenses.

6                     Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products.

7                     Reflects fees and other expenses related to the King Acquisition, inclusive of related debt financings and integration costs.

Our segments are consistent with our internal organizational structure, the manner in which our operations are reviewed and managed by our Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”), the manner in which we assess operating performance and allocate resources, and the availability of separate financial information. The CODM reviews segment performance exclusive of the impact of the change in deferred revenues and related cost of revenues with respect to certain of our online-enabled products, stock-based compensation expense, amortization of intangible assets as a result of purchase price accounting, and fees and other expenses related to financings and acquisitions.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES EBITDA and Adjusted EBITDA	11

For the Trailing Twelve Months Ended September 30, 2016

(Amounts in millions)

					Trailing Twelve Months Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	September 30, 2016

GAAP Net Income[1]	$159	$363	$151	$199	$872
Interest Expense, net	50	52	66	63	231
Provision for income taxes[1]	42	46	16	32	136
Depreciation and amortization	30	107	233	243	613
EBITDA	281	568	466	537	1,852

Stock-based compensation expense[2]	22	44	41	33	140
Fees and other expenses related to acquisitions[3]	5	34	4	4	47
Adjusted EBITDA (redefined)	$308	$646	$511	$574	$2,039

Change in deferred net revenues and related cost of revenues[4]	$554	$(369)	$108	$33	$326

1                    During the third quarter 2016, we adopted a new accounting standard on share based payments. The new standard requires that all excess tax benefits and shortfalls from share-based payments to be recorded as an income tax expense or benefit that is treated as discrete items in the reporting period in which they occur rather than be recorded to additional-paid-in-capital (APIC) as is required under previous guidance. The new standard requires us to present the effects on our financial statements as if we had adopted the standard on January 1, 2016. Accordingly, excess tax benefits previously recorded in APIC of $27 million and $24 million for the three months ended March 31, 2016, and June 30, 2016, respectively, are now recorded to income tax expense as a tax benefit.  As such, for the three months ended March 31, 2016, and June 30, 2016, GAAP Net Income and Provision for Income Taxes has been revised for the adoption of this standard.

2                    Includes expenses related to stock-based compensation.

3                    Reflects fees and other expenses related to the King Acquisition, inclusive of related debt financings and integration costs.

4                    Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	12

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in millions)

		Three Months Ended				Year over Year %
	September 30,	December 31,	March 31,	June 30,	September 30,	Increase
	2015	2015	2016	2016	2016	(Decrease)
Cash Flow Data
Operating Cash Flow[1]	$(171)	$1,063	$337	$503	$456	367%
Capital Expenditures	46	16	27	44	28	(39)
Non-GAAP Free Cash Flow[2]	(217)	1,047	310	459	428	297

Operating Cash Flow - TTM[3]	1,401	1,259	1,373	1,732	2,359	68
Capital Expenditures - TTM[3]	112	111	117	133	115	3
Non-GAAP Free Cash Flow - TTM[3]	$1,289	$1,148	$1,256	$1,599	$2,244	74%

1 During the third quarter 2016, we adopted a new accounting standard on share based payments. The new standard requires excess tax benefits and shortfalls associated with share-based payments to be reported within operating activities instead of financing activities as is required under current guidance. We elected to apply this guidance retrospectively for all periods presented resulting in increases in our operating cash flow of $10 million, $34 million, $28 million, $24 million, and $12 million for the three months ended September 30, 2015, three months ended December 31, 2015, three months ended March 31, 2016, three months ended June 30, 2016, and three months ended September 30, 2016. respectively.

2 Non-GAAP free cash flow represents operating cash flow minus capital expenditures.

3 TTM represents trailing twelve months.  Operating Cash Flow for the three months ended December 31, 2014, three months ended March 31, 2015, and three months ended June 30, 2015, was $1,205 million, $223 million, and $144 million, respectively.  Capital Expenditures for the three months ended December 31, 2014, three months ended March 31, 2015. and three months ended June 30, 2015, was $17 million, $21 million, and $28 million, respectively. The adoption of the accounting standard discussed above resulted in increases in our operating cash flow of $10 million, $14 million, and $9 million for three months ended December 31, 2014, three months ended March 31, 2015, and three months ended June 30, 2015, respectively.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES	13

Outlook for the Three Months and Year Ending December 31, 2016

GAAP to Non-GAAP (redefined) Reconciliation

(Amounts in millions, except per share data)

	Outlook for the	Outlook for the
	Three Months Ending	Year Ending
	December 31, 2016	December 31, 2016

Net Revenues[1]	$1,856	$6,450
Change in deferred revenues[2]	$522	$75

Earnings Per Diluted Share (GAAP)	$0.05	$0.98
Excluding the impact of:
Stock-based compensation[3]	0.06	0.22
Amortization of intangible assets[4]	0.28	0.93
Fees and other expenses related to acquisitions[5]	0.12	0.19
Income tax impacts from items above[6]	(0.10)	(0.40)
Earnings Per Diluted Share (Non-GAAP redefined)	$0.40	$1.92

Net effect of deferred net revenues and related cost of revenues on Earnings Per Diluted Share[7]	$0.34	$0.10

1                    Net Revenues represents the revenue outlook for both GAAP and Non-GAAP (redefined) as they are measured the same.

2                    Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online enabled products.

3                    Reflects expenses related to stock-based compensation.

4                    Reflects amortization of intangible assets from purchase price accounting, including intangible assets from the King Acquisition.

5                    Reflects fees and other expenses related to the King Acquisition, inclusive of related debt financings and integration costs, as well as anticipated costs associated with future debt refinancing activities. For the three months ended December 31, 2016, this includes a loss on extinguishment of debt of $82 million that was recognized in October 2016 upon extinguishment of $1.5 billion of our senior notes. For the year ending December 31, 2016, this includes a loss on extinguishment of debt of $92 million, inclusive of a $10 million loss recognized in the third quarter of 2016 related to our term loan refinancing activities.

6                    Reflects the income tax impacts associated with the above items. For the nine months ended September 30, 2016, we recognized excess tax benefits on share based payments of $0.08 from the third quarter 2016 adoption of a new accounting standard on share based payments, which is included in the outlook for the year ending December 31, 2016.  The new standard requires that all excess tax benefits and shortfalls from share-based payments be recorded as an income tax expense or benefit that is treated as a discrete item in the reporting period in which it occurs. Due to the inherent uncertainties in share price and option exercise behavior, we do not forecast excess tax benefits or tax shortfalls.

7                    Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online enabled products, including the effect of taxes.

The per share adjustments and the GAAP and Non-GAAP (redefined) earnings per share information are presented as calculated. Therefore the sum of these measures, as presented, may differ due to the impact of rounding.